SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            ________

                          SCHEDULE 13G
                         (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                FILED PURSUANT TO RULE 13d-2(b)*


                          Chapman Holdings, Inc.

                        (Name of Issuer)

                 Common Stock, $0.001 par value

                 (Title of Class of Securities)

                           159516 10 3

                          (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [  ] Rule 13d-1(b)

     [  ] Rule 13d-1(c)

     [x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                (Continued on following page(s))

                        Page 1 of 5 Pages

CUSIP No. 159516 10 3                             Page 2 of 5
Pages
_________________________________________________________________
__
  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nathan A. Chapman, Jr.
_________________________________________________________________
________
  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)
                                                  (b)
_________________________________________________________________
________
  3. SEC USE ONLY

_________________________________________________________________
________
  4. CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
_________________________________________________________________
________
               5.    SOLE VOTING POWER
  NUMBER OF         1,828,115
      SHARES
_________________________________________________________
BENEFICIALLY   6.    SHARED VOTING POWER
  OWNED BY               0
         EACH
_________________________________________________________
  REPORTING    7.    SOLE DISPOSITIVE POWER
    PERSON               1,828,115
      WITH
_________________________________________________________
               8.    SHARED DISPOSITIVE POWER
                    0
_________________________________________________________________
________
  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,828,115
_________________________________________________________________
________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

_________________________________________________________________
________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     61.9%
_________________________________________________________________
________
12.  TYPE OF REPORTING PERSON
     IN
_________________________________________________________________
________

CUSIP No. 159516 10 3                             Page 3 of 5
Pages

Item 1.

     Item 1(a):    Name of Issuer:

               Chapman Holdings, Inc.

     Item 1(b):    Address of Issuer's Principal Executive
Offices:

               World Trade Center-Baltimore
               401 East Pratt Street
               28th Floor
               Baltimore, MD  21202

Item 2.

     Item 2(a):    Name of Person Filing:

               Nathan A. Chapman, Jr.

     Item 2(b):    Address of Principal Business Office or, if
None, Residence:

               World Trade Center-Baltimore
               401 East Pratt Street
               28th Floor
               Baltimore, MD  21202

     Item 2(c):    Citizenship:

               United States

     Item 2(d):    Title of Class of Securities:

               Common Stock, $ .001 par value

     Item 2(e):    CUSIP Number:

               159516 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not applicable

CUSIP No. 159516 10 3                             Page 4 of 5
Pages

Item 4.   Ownership:

     Item 4 (a)     Amount Beneficially Owned:

               1,828,115

     Item 4 (b)     Percent of Class:

               61.9%

     Item 4 (c)     Number of shares as to which such person has:

                 (i)     Sole power to vote or to direct the
vote:
                    1,828,115

                (ii)     Shared power to vote or direct the vote:
                    0

               (iii)     Sole power to dispose or direct the
disposition of:
                    1,828,115

               (iv) Shared power to dispose or to direct the
disposition of:
                    0

Item 5.Ownership of Five Percent or Less of a Class.

       Not Applicable.

Item 6.Ownership of More Than Five Percent on Behalf of Another
       Person.

       Not Applicable.

Item 7.Identification and Classification of the Subsidiary Which
       Acquired the Security Being Reported on By the Parent
       Holding Company.

       Not Applicable.

Item 8.Identification and Classification of Members of the Group.

       Not Applicable.

Item 9.Notice of Dissolution of Group:

       Not Applicable.

Item 10.    Certification.

       Not Applicable.

CUSIP No. 159516 10 3                             Page 5 of 5
Pages

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1999
                                   /s/ NATHAN A. CHAPMAN, JR.
                                   Nathan A. Chapman, Jr.



























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